Exhibit 99.2

[LOGO]

JERRY MACHOVINA AND MICHAEL ZEISSER

APPOINTED TO OPENTV BOARD OF DIRECTORS

San Francisco, CA and Tulsa, OK, October 27, 2003 — OpenTV (NASDAQ and Euronext Amsterdam: OPTV), one of the world’s leading interactive television companies, today announced that Jerry Machovina and Michael Zeisser have been appointed to OpenTV’s Board of Directors.

Jerry Machovina has a distinguished 26-year career in the electronic media industry. As Executive Vice President for Yankees Entertainment and Sports Network (YES Network), he helped develop and launch the network in the spring of 2002. Prior to the YES Network, Mr. Machovina served as President and CEO of OneMediaPlace, the leading online media exchange in the industry. Mr. Machovina directed the company through a successful $70 million private equity financing in 2000 and a merger with MediaPassage in 2001.

Between 1995 and 2000, Mr. Machovina was the Executive Vice President of Media Services for Tele-Communications, Inc. (TCI), which was acquired by AT&T in 1999. Beginning in 1976, Mr. Machovina spent eight years in broadcast television management prior to an industry leading corporate launch with TeleCable Corporation as Vice President of Advertising Sales in 1984. In 1995, TCI acquired TeleCable and Mr. Machovina was hired to replicate the business model so successfully executed during his prior eleven-year tenure at TeleCable.

Jerry has received numerous industry awards including the Cabletelevision Advertising Bureau (CAB) Presidents Award in 1987, the first-ever CAB Leadership Award in 1994 and the Diversity Leadership Award from TCI in 1998. Mr. Machovina has served on numerous media organization and company boards including the Cabletelevision Advertising Bureau, Women in Cable, National Cable Communications, Adcom and Vehix Corporation.

Michael Zeisser is Senior Vice President of Liberty Media Corporation focused on strategic planning, mergers and acquisitions and business development for Liberty Media and its affiliated businesses throughout the world. Mr. Zeisser recently joined Liberty Media following a career as a partner in the Media and Private Equity Practices at McKinsey & Company. Mr. Zeisser specialized in strategic consulting, mergers and acquisitions, due diligence, corporate restructuring and performance improvement.

Mr. Zeisser’s work has been published in numerous publications, including The Wall Street Journal, The Financial Times, The McKinsey Quarterly, Advertising Age and The Journal of Interactive Marketing. He has written extensively on the impact of digital media on marketing, commerce and advertising.

“Both Jerry and Michael bring tremendous television media and telecommunications experience that will be of great value to the OpenTV Board and shareholders,” said Peter C. Boylan III, President and CEO of Liberty Broadband Interactive Television, Inc. and Chairman of OpenTV’s Board of Directors. “Jerry’s expertise, relationships, and knowledge will serve to guide OpenTV as it aggressively pursues the opportunities that lie ahead in targeted advertising and enhanced television. Michael’s vast network of associations and relationships with the major media players by virtue of his many years at McKinsey & Company and his involvement with QVC at Liberty Media Corporation, will be of tremendous value to the OpenTV Board.”

“The potential economics for television advertisers, content providers and broadband operators in the interactive world is enormous,” said Jerry Machovina, Independent Director, OpenTV Board of Directors. “OpenTV has positioned itself to be the global leader in the space and I am thrilled to be a part of this exciting enterprise that Pete Boylan and Liberty Media has pulled together.”

“I am pleased to join the distinguished group of leading industry executives assembled on the OpenTV Board,” said Michael Zeisser, Director, OpenTV Board of Directors. “OpenTV is well positioned to unlock the power of interactivity to help content distributors build their digital business, and help advertisers reduce their total cost of marketing.”

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About OpenTV

One of the world’s leading interactive television companies, OpenTV provides a comprehensive suite of technology, content, games, tools, applications, and professional services that enables cable and satellite network operators in over 70 countries to deliver and manage iTV services on all major digital TV platforms. OpenTV’s technology platforms enable interactive television to over 47 million set-top boxes on 43 different networks worldwide; 20 million in the U.S. alone. OpenTV has developed over 300 games that are currently available to over 12 million subscribers on 7 networks. OpenTV has developed 24 applications in 9 languages. OpenTV has ported its various technologies to 36 set-top box manufacturers around the world. OpenTV holds 944 issued and pending patents with over 38,000 claims including 307 issued patents worldwide, 76 of which are U.S. issued patents. OpenTV has Corporate Offices in San Francisco, California and Tulsa, Oklahoma, and regional offices in the United States, Europe and Asia/Pacific. For more information, please visit www.opentv.com.

© 2003 OpenTV, Inc. All rights reserved. OpenTV and the OpenTV logo are trademarks or registered trademarks of OpenTV, Inc. in the United States and other countries. All other trademarks are the property of their respective owners.

Media Contacts

Maureen Zeljak

OpenTV

415-962-5151

mzeljak@opentv.com